Exhibit 99.1

December 20, 2010	Trading Symbol: LXRP: OTCBB

81% Increase in Proved Oil Reserves

(Kelowna, BC: December 20, 2010) - Lexaria Corp. (the "Company" or "Lexaria") announces a significant increase in proved oil reserves at the Belmont Lake oil field located in Mississippi.

Lexaria has filed a Form 8K with the Securities and Exchange Commission detailing the increased proved reserves.

"The value of our proved reserves alone is now significantly greater than our entire market cap," said Chris Bunka, President. "Lexaria’s strategy of concentrating on those assets that are most likely to deliver a meaningful increase to our balance sheet is paying off. And, this of course completely discounts the value of our 130,000 acre land package. I am confident that our focus on creating value with the drill-bit will lead to an increase in shareholder value."

Lexaria achieved a year over year increase of 81% in proved reserves, cash flows discounted at 10%. The Company also shifted its proved reserves to 100% oil, from a 2009 mix of 21% natural gas and 79% oil. This shift in strategy has allowed the Company to enjoy stronger cash flows as a result of the high oil prices as compared to lower natural gas prices. The highlights of the proved oil reserves as of October 31, 2010, are as follows:

	2010 Oct 31	2009 Oct 31

Proved OIL	121,170	77,180
Proved GAS	0	20,800
Cash Flow Undiscounted	$7,222,708	$4,061,248
Cash Flow Discounted @ 10%	$6,309,881	$3,488,574

Lexaria will continue to strategically position itself to maximize cash flows from operations and build shareholder value.

About Lexaria:

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

ON BEHALF OF THE BOARD
"Chris Bunka"
Mr. Chris Bunka, President

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka CEO/Chairman
(250) 765 6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favourable for field work; no assurance that well treatments will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that the expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. There is no assurance that any future exploration will take place and no assurance that there are any likely locations for Belmont Lake "look-alike" fields. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.